EXCLUSIVE LICENSING AND DISTRIBUTION AGREEMENT

THIS EXCLUSIVE LICENSING AND DISTRIBUTION AGREEMENT (the “Agreement”) is entered into on May 14, 2008 (the “Effective Date”), by and between ProLink Solutions, LLC, a Delaware limited liability company (“Supplier”), and Golf Consulting Services (Houservices 24, S.L.) a company formed and existing under the laws of Spain (“Distributor”).

RECITALS

A. Supplier develops, manufactures, markets and sells certain golf course management hardware and software products designed to provide the golf course with course management systems for use on individual golf courses, which products are sold under the ProStar, GameStar and ProLink name and are made up of selected hardware and software (the “Product”).

B. The parties desire to enter into this Agreement to establish a distribution arrangement through Distributor in Spain/Portugal (the “Territory”) on the terms and conditions set forth in this Agreement

C. Supplier licenses certain patents used in connection with the Product as more fully set forth on Exhibit A to this Agreement (the “Patents”).

D. Supplier wishes to sublicense the Patents to Distributor for use in connection with the marketing, sales and distribution of the Product pursuant to this Agreement (the “Licensed Services”), and Supplier desires to grant Distributor a non-exclusive sublicense to use the Patents on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following words and phrases shall have the following meanings:

1.1 “Course Equivalent” means a Course or the equivalent of a Course, each of which must have at least 30 golf carts. “Course(s)” means golf course(s) in the Territory.

1.2 “Distributor” has the meaning given to it in the introductory paragraph of this Agreement.

1.3 “Earnest Deposit” has the meaning given that term in Section 5.2.

Distribution Agreement – June 2008

1.4 “Initial Term” means 3-year period beginning on the ”Effective Date” and ending on the third anniversary thereof, unless sooner terminated as provided in this Agreement

1.5 “Intellectual Property” means all data collection associated with the Product, the Patents, the Trademark and Supplier’s software, designs, and business solutions used with the Product.

1.6 “Loaded Manufacturing Cost,” means all costs of Supplier, including manufacturing overhead costs.

1.7 “Net Content Revenue” means revenue received from a third party for content or advertising placed on the Products including VDU and clubhouse screens less any expenses of internal and external resources and selling commissions of Supplier. Selling commissions shall not exceed [INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2] unless a national or international agency is involved and then the selling commission shall not exceed [INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2].

1.8 “RF Cards” means the radio card used in the Product.

1.9 “Term” means the Initial Term plus any Renewal Terms.

1.10 “Trademark” means ProLink, ProLink Solutions, ProStar, GameStar or derivations thereof.

1.11 “Unit(s)” means the entire Product that is placed on one golf cart.

1.12 “VDU” means the visual display computer unit of the Product, which is installed in the roof of the golf cart.

ARTICLE 2

MASTER DISTRIBUTOR APPOINTMENT

2.1 Grant of Exclusive Right. Subject to the further provisions of this Agreement, Supplier grants Distributor the exclusive right to market, sell, distribute and service the Product in the Territory during the Term. Distributor may not engage sub-distributors to market, distribute, sell or distribute the Product without the prior written consent of Supplier, which consent may be withheld in Supplier’s sole discretion. Further, Distributor shall not permit Courses to service the Product.

2.2 Minimum Distribution Requirements. The parties agree that Distributor shall retain the exclusive right and license to market, sell and distribute the Product in the Territory during the Term provided that the minimum threshold requirements set forth in this Section 2.2 are met. If such minimum threshold requirements are not met, Supplier may, in its sole discretion, retain other distributors to market, sell and distribute the Product in the Territory and/or terminate this Agreement.

Distribution Agreement – June 2008

(a) During the period from May 14, 2008 through December 31, 2009, Distributor shall install the Product on at least the greater of 6 Course Equivalents or 300 Units in the Territory;

(b) During the period from January 1, 2010 through December 31, 2010, Distributor shall install the Product on at least the greater of 8 Course Equivalents or 240  Units in the Territory;

(c) During the period from January 1, 2011 through December 31, 2011, Distributor shall install the Product on at least the greater of 10 Course Equivalents or 400 Units in the Territory;

(d) During any Renewal Term, Supplier and Distributor shall agree in writing as to minimum requirement for the Renewal Term; provided, however, that if the parties cannot agree to the minimum thresholds within 90 days of the expiration of the applicable Term, either party has the right to terminate this Agreement; and

(e) If the parties extend this Agreement beyond the Term in accordance with Article 9, then the parties shall determine the minimum thresholds that are required each year in the additional Term(s); provided, however, that if the parties cannot agree to the minimum thresholds within 90 days of the expiration of the applicable Term, either party has the right to terminate this Agreement.

2.3 Agreement to Provide Product Exclusively. In exchange for the rights granted to it pursuant to this Agreement, Distributor agrees that it shall not market, sell or distribute any product without the prior written consent of Supplier (which consent may be withheld in Supplier’s sole discretion) that is competitive with any product sold by Supplier during the Term, including but not limited to any portable or cart-mounted global positioning systems used in connection with golf. To the extent that Distributor wishes to sell any GPS golf related product, Supplier must receive the written consent of Supplier, which consent may be withdrawn at any time that Supplier begins to carry a competitive product.

2.4 Title to Product. The title and ownership of the Product (excluding any Intellectual Property) shall pass to Distributor upon payment in full. Distributor shall cooperate with supplier in order to allow supplier to effectuate its liens. Distributor shall advise all lessors and purchaser of the equipment that ProLink maintains a prior lien and will be released upon payment in full. In addition Supplier shall maintain a [INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2] interest in the residual value of the equipment sold through a lease to an end golf course or lessor. Supplier shall have no obligation to pay for this residual interest

2.5 Reporting Requirements; Audit Rights. During the Term, Distributor agrees to provide to Supplier monthly reports detailing Distributor’s marketing, sales and distribution efforts and results in the Territory. Such reports shall include the number of Units installed to date the repair parts in inventory, forecasts of prospective Courses, number of golf carts upon which the Units are installed, including the manufacturer and make of such carts, and current warranty issues on the Product. Supplier shall have the right, upon reasonable notice to Distributor and during normal business hours, to (a) audit the books and records of Distributor related to its obligations under this Agreement to verify the information contained in the reports, and (b) perform physical inspections of Distributor’s physical locations to verify the information contained in the reports.

Distribution Agreement – June 2008

2.6 Rights to the Use of the ProLink Branding. The Supplier recognizes the need for the Distributor to market the Products of the Supplier and, as such, grants the Distributor limited rights to use the brands and collateral of the Supplier subject to the terms of Sections 4.4, 4.5 and 4.6 of the Agreement. Supplier agrees that in the event there is a Brand or name change in the suppliers company we will provide the distributor with marketing capital to assist the distributor to in reproduction of marketing material. In the event of such a change the marketing allowance shall be equal to 1% of the last 12 months purchases by distributor from supplier

ARTICLE 3

INVENTORY, REPLACEMENT PARTS AND SERVICE

3.1 Inventory Requirement. Distributor shall at all times during the Term maintain an inventory of 72 Units.

3.2 Replacement Parts. Distributor shall have the right to purchase replacement RF Cards at cost to Supplier plus [INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2]. Distributor shall purchase all other replacement parts at the manufacturer’s price plus [INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2]. Distributor agrees that it shall use only parts from Supplier in servicing and installing of the Product or parts approved and properly licensed by supplier. During the first six months of the agreement replacement parts for any existing installation as of the date of this agreement replacement parts will be sold to the distributor at cost plus [INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2].

3.3 Service Requirements. In connection with the rights granted to it pursuant to this Agreement, Distributor shall provide maintenance services and all other necessary services to the Product installed on the Courses in the Territory. Distributor shall respond timely (within 24 hours of a service call from a Course) to a request to service the Product. If Distributor is unable to service the Product, it shall immediately contact Supplier’s customer service representatives to seek assistance on the correct procedure to repair the Product. Additionally, Distributor agrees that in connection with servicing the Product, it will follow Supplier’s then current service, installation and troubleshooting procedures. Supplier shall have direct connection via a high speed dedicated connection through the internet to all golf courses to maintain and validate the health and status of all equipment. In connection with providing the service required by this Agreement, Distributor agrees that it shall not modify the Product in any way without the prior written consent of Supplier. If Supplier is required to repair any Product (other than as set forth below in Section 3.4) installed by Distributor or install Product on behalf of Distributor, Distributor shall reimburse Supplier for all costs affiliated with such repairs, including travel expenses, labor, time and parts. Not withstanding the above Supplier agrees that it will provide to distributor operating manuals, repair memos, and continues training for updates and improvements. In addition Supplier will provide technical field support to the distributor on location upon reasonable request ,subject to availability at suppliers sole discretion and the distributor reimbursement of expenses and costs, Supplier agrees to twice a year ( every 6 months) technical field visits for support and observation.

Distribution Agreement – June 2008

3.4 Limited Warranty. Supplier will provide a limited warranty on the VDU’s for one year after shipment (the “Warranty Term”), and if Distributor experiences any manufacturing-related service issues with the VDU’s during such period of time, it may return the VDU to Supplier’s United States factory and Supplier will repair or replace such VDU. Each party shall pay its own shipping costs associated with the shipment of VDU’s. Notwithstanding the foregoing, the limited warranty set forth in this Section 3.4 shall be immediately void if Distributor opens units or uses any replacement parts other than those provided by Supplier on the Product or if the Distributor fails to follow Supplier’s then current service, installation and troubleshooting procedures. Any Product found to be defective within 4 weeks of delivery will be replaced by Supplier at no cost (including shipping). Supplier represents and warrants that its VDU’s are manufactured in a way that will not cause catastrophic failures due to changes in daily weather environments.

ARTICLE 4

LICENSE

4.1 License. Supplier hereby grants to Distributor a non-exclusive license to the Intellectual Property during the Term for use in connection with the marketing, sales, distribution and repair of the Product in connection with this Agreement. All enhancements to the Intellectual Property developed or acquired by Supplier shall be deemed part of the Intellectual Property and subject to the terms and conditions in this Agreement. Distributor agrees that it will sell the Product under the “ProLink” brand.

4.2 Confidentiality. Distributor acknowledges that the Intellectual Property includes or embodies certain confidential information of Supplier relating to Supplier’s business, plans, customers, services, technology, trade secrets, products or other information held in confidence by Supplier (“Confidential Information”). Confidential Information will include all information in tangible or intangible form that is marked or designated as confidential or that, under the circumstances of its disclosure, should be considered confidential. Distributor agrees that it will not use in any way except as expressly permitted by, or required to achieve the purposes of, this Agreement, nor disclose to any third party (except as required by law) the Confidential Information and will take reasonable precautions to protect the confidentiality of such information, which precautions, in any event, will be at least as stringent as it takes to protect its own Confidential Information. This provision shall survive the agreement by 2 years.

4.3 Use of Intellectual Property. Distributor will use the Trademarks in the form and the manner designated in writing by Supplier as Supplier may establish from time to time. Distributor shall attribute ownership of the Trademarks to Supplier, in a form approved by Supplier, in connection with Distributor's use of the Trademarks on any web site or in any printed materials distributed publicly. The quality of services provided by Distributor for which the Trademarks are associated must equal or exceed the quality of services currently provided by Supplier and meet other standards set by Supplier from time to time. Upon reasonable request, Supplier may inspect Distributor's business operations for which the Trademarks are used for conformance to Supplier's standard of quality. If Distributor fails to meet Supplier's requirements for use of the Trademarks or uses one or more of the Trademarks improperly, Supplier will provide written notice to Distributor and may terminate the license with respect to such mark unless Distributor cures the deficiency within 30 days of receipt of such notice. Any goodwill arising as a result of the use by Distributor of the Trademarks shall inure to the benefit of Supplier.

Distribution Agreement – June 2008

4.4 Protection of Intellectual Property. Distributor agrees that it will not register the Intellectual Property in the Territory or take any actions that would adversely affect Supplier’s rights in the Intellectual Property.

4.5 Ownership of Intellectual Property. The Intellectual Property shall remain the exclusive property of Supplier. Distributor shall have not rights in or to the Intellectual Property except as specifically granted in this Agreement.

4.6 Ownership of Content and Advertising. All content existing or added to the Products is the exclusive property of the Supplier. The Distributor or golf course customer of the Distributor has no ownership interest in the advertising rights on the Products or any content displayed on the Products. Specifically, all revenue derived from advertising space sold to an advertiser is the express property of the Supplier. All agreements between Distributor and golf course customer shall reflect this ownership by the Supplier. Any revenue generated by the sale of content or advertising shall be shared with the Distributor with 50% of the Net Content Revenue being paid to Distributor and 50% being retained by Supplier. This sharing arrangement will be in effect only during the term of this Agreement.

PRICES AND PAYMENT

4.7 Price. The price for the Product initially shall be as indicated on Exhibit B. Prices quoted exclude taxes, shipping and insurance charges. Supplier may change the Product prices set forth on Exhibit B from time on at least 30 days advance notice to Distributor.

4.8 Payment Terms. Each time Distributor places an order, it shall submit to Supplier a deposit by Federal wire transfer of immediately available funds equal to 30% of the total price for such order (“Earnest Deposit”). The balance in full will be due and payable two (2) days prior to shipment of the order by wire transfer in immediately available funds. Supplier agrees to review terms quarterly with the objective of replacing cash deposits with acceptable international letters of credit with term and conditions acceptable to Supplier. Supplier agrees that if it has not shipped an order within 90 days from receipt of mapping data from Distributor the terms on that order shall change to net 30 days from the date of shipment. The Payment terms contained in this paragraph 5.2 may be modified on a case-by-case basis only in the sole discretion of the Supplier. In no event will payment terms extend beyond net 45 days from the date of shipment and all payment terms that may be provided will have, as a condition precedent, the ability of the Supplier to qualify the applicable purchase order for insurance under its then current export insurance policy.

Distribution Agreement – June 2008

ARTICLE 5

INSPECTION BY DISTRIBUTOR

During the 30 days following Distributor’s receipt of each shipment of Product ordered pursuant to this Agreement, Distributor shall have the right to inspect the Product to ascertain whether it conforms in number and type to Distributor’s product order, or whether there are obvious defects present. If the Product is found not to conform, Distributor shall notify Supplier in writing within such 30-day period. Failure to so notify Supplier will be deemed acceptance of the Product received.

ARTICLE 6

WARRANTIES AND LIMITATIONS OF LIABILITY

6.1 Intellectual Property Rights. Supplier warrants to Distributor that Supplier owns or has rights to the Product, including any intellectual property rights associated therewith, adequate to enable Supplier to perform its obligations, to authorize the distribution of the Product by Distributor.

6.2 Function of Product. Supplier warrants to Distributor that the Product will operate in substantial compliance with the applicable functional description of the Products as contained in Supplier’s marketing literature for the Product.

6.3 Adequate Insurance. Supplier warrants to Distributor that it has adequate general liability insurance, and agrees to designate Distributor as an additional insured on such insurance if Distributor so requests. Distributor warrants to Supplier that it has adequate general liability insurance, and agrees to designate Supplier as an additional insured on such insurance if Supplier so requests.

ARTICLE 7

INDEMNIFICATION

7.1 Indemnification by Supplier. (a) Supplier indemnifies and agrees to hold Distributor harmless from and against any and all claims, demands or actions and costs, liabilities, or losses arising out of (a) any actual or alleged death or injury to any person or damage to any tangible property resulting or claimed to result wholly from (i) any actual or alleged defect in the Product, or (ii) any statement or misstatement contained in the documentation and marketing materials provided by Supplier; or (b) arising out of any breach of this Agreement by Supplier.

(b) If, as a result of any claim of intellectual property infringement, damages are awarded against Distributor for the use of the Products or the methods they are built to perform, Supplier agrees to pay such damages. If an injunction is issued that precludes Distributor from using Products, Supplier will repurchase the infringing Products or render such Product non-infringing, provide Distributor with non-infringing Product, or return the payment that Distributor has made to Supplier or dealer for that product less a reasonable amount for prior use Distributor has made of the Product.

Distribution Agreement – June 2008

(c) For indemnification to be effective, the Distributor must do the following: (1) give Supplier prompt written notice and a copy of the claim, (2) give Supplier written authority to appoint legal counsel, at Distributor’s sole cost and expense, to answer and defend the claim, and (3) give Supplier prompt and reasonable assistance, at Distributor’s sole cost and expense, when requested for defense of the claim. Distributor may participate in the defense of the claim through counsel of its choosing at its sole cost and expense, however Supplier’s counsel would be lead counsel and Distributor agrees that it would enter into a co-counsel agreement to that effect.

7.2 Indemnification by Distributor. Distributor indemnifies and agrees to hold Supplier harmless from and against any and all claims, demands, or actions and any cost, liabilities, or losses arising out of (a) any statements or representations made by Distributor or Distributor’s employees or agents with respect to the Product, except for statements that are direct quotations of any documentation and marketing materials provided by Supplier to Distributor for use in connection with the Product; or (b) any breach of this Agreement by Distributor, including but not limited to Distributor’s failure to make any payments (including the license fee) to Supplier.

7.3 General Terms of Indemnification. The foregoing indemnities are in addition to any rights otherwise under this Agreement, but shall be expressly contingent on the party seeking indemnity (a) notifying the indemnifying party in writing of any such claim, demand, action, or liability; (b) cooperating in the defense or settlement thereof; and (c) allowing the indemnifying party to control the defense or settlement of the same.

ARTICLE 8

TERM AND TERMINATION

8.1 Term. This Agreement shall extend for the Initial Term. Upon the expiration of the Initial Term, this Agreement shall automatically be extended for an additional three (3) years (the “Renewal Term”) provided that the minimum distribution requirements set forth in Section 2.2 are met.

8.2 Default. Subject to Section 13.6, the occurrence of any one of the following items shall constitute a material default under this Agreement: (a) a failure to provide the Product by Supplier to Distributor pursuant to this Agreement; (b) Supplier selling or distributing the Product in violation of this Agreement; (c) a failure of Distributor to pay for purchased Product as agreed to in this Agreement or terms stated on billing invoice; or (d) a failure of Distributor to purchase the minimum amounts of Products set forth in Section 2.2. In the event Supplier commits a material default of this Agreement pursuant to clause (a) or (b) above, Distributor shall provide Supplier with not less than a 90-day written notice to cure. In the event Distributor commits a material default of this Agreement pursuant to clause (c) or (d) above, Supplier shall provide Distributor with not less than a 10-day written notice to cure. In the event that the default is not cured within the aforementioned periods, the non-defaulting party may declare the other party in breach. In the event of a declaration of breach, the non-breaching party may either (1) seek injunctive relief to enforce the terms of this Agreement; or (2) may declare this Agreement terminated and sue for damages; or (3) exercise any other rights or remedies available at law or in equity; or (4) with respect to a breach described in Article 4, in addition to the other rights and remedies described in this Section 9.2, Supplier may declare that this entire Agreement is thereafter non-exclusive.

Distribution Agreement – June 2008

8.3 Termination for Convenience. Distributor agrees that Supplier may terminate this Agreement at any time. Upon the event of a termination in accordance with this Section 9.3, Supplier shall pay Distributor the fair market value for purchasing the rights granted hereunder for the duration of the Term. If the parties cannot agree on such fair market value, they shall each hire an appraiser to calculate the fair market value. If the two appraisers cannot agree on the value, such appraisers shall retain a third appraiser to calculate the fair market value, which determination shall be binding on the parties. The parties shall share equally in the cost of such appraisals

ARTICLE 9

COMPLIANCE WITH LAWS

9.1 Compliance by Distributor. Distributor agrees to comply with all applicable federal, state, regional and local laws and regulations in performing its obligations under the terms and conditions of this Agreement and its dealings with Courses concerning the Product, including but not limited to compliance with all laws and regulations governing radio frequency and the U.S Foreign Corrupt Practices Act.

9.2 Compliance by Supplier. Supplier agrees to comply with all applicable federal, state, regional and local laws and regulations in performing its obligations under the terms and conditions of this Agreement.

ARTICLE 10

OBLIGATIONS OF DISTRIBUTOR

10.1 Maximizing Sales. Distributor shall use its best efforts to maximize the marketing, sales and distribution of the Product. Distributor shall also use its best efforts to conduct business in a manner that reflects favorably on the goodwill and reputation of Supplier.

10.2 Training. Distributor shall train, develop and maintain customer service and sales support for the Product pursuant to the terms of Distributor’s approved business plan.

10.3 Licenses. Distributor shall have in effect all licenses, permits and authorizations required and necessary for the performance of its obligations covered by this Agreement.

10.4 Taxes; Fees. Distributor shall pay all sales taxes, license fees and all other fees in the Territory associated with its performance of its obligations under this Agreement. Distributor shall pay all fees associated with shipping the Product either to Distributor or Courses.

Distribution Agreement – June 2008

10.5 Practices. Distributor shall avoid deceptive, misleading or unethical practices detrimental to Supplier, the Product or the public, including but not limited to making representations, warranties or guarantees to Courses or to the golf industry with respect to the specifications, features or capabilities of the Product that are materially inconsistent with the literature distributed by Supplier. Distributor shall make no warranty, guaranty or representation, whether written or oral, on Supplier’s behalf.

ARTICLE 11

OBLIGATIONS OF SUPPLIER

11.1 Compliance with Shipping Requests. Supplier shall use its best efforts to obtain the best available shipping dates and to ship the Product in accordance with Distributor’s reasonable shipping requests (at Distributor’s cost).

11.2 Collateral Sales Material. Supplier shall provide, at its cost, standard collateral sales material in the form of brochures and in-service materials in an adequate amount as is reasonable for Distributor to meet its obligations under this Agreement.

11.3 References. Supplier shall refer all leads, inquiries or request for the Product in the Territory to Distributor and not retain any other party to market, sell or distribute the Product within the Territory except as permitted under this Agreement.

11.4 Licenses. Supplier shall have in effect all licenses, permits and authorizations from all government agencies within the Territory necessary to the performance of its obligations

11.5 Manufacturing Capabilities. Supplier warrants that it has the manufacturing and shipping capability to satisfy the minimum distribution requirements under this Agreement. Further, Supplier will use all commercially reasonable means to fulfill any demands in excess of the minimum distribution requirements.

ARTICLE 12

MISCELLANEOUS

12.1 Independent Contractor. Each of the parties is an independent contractor under this Agreement, and nothing in this Agreement shall be construed to create a partnership, joint venture, or agency relationship between the parties. Without the prior written authorization of the other party, no party shall have any authority to enter into agreements of any kind on behalf of the other party nor shall a party have any power or authority to bind or obligate the other party in any manner to any third party.

12.2 Authority. Each party represents and warrants that it has full power and authority to undertake the obligations set forth in this Agreement and that it has not entered into any other agreement nor will it enter into any other agreements that would render it incapable of satisfactorily performing its obligations pursuant to this Agreement.

Distribution Agreement – June 2008

12.3 Severability. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

12.4 Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be delivered by hand, overnight courier, facsimile or U.S. mail, addressed as follows:

If to Supplier:

ProLink Solutions, LLC
410 South Benson Lane
Chandler, Arizona 85224
Attention: President
Telephone: (480) 961-8800
Facsimile: (480) 961-8537

If to Distributor:

Golf Consulting Services- (Houservices 24, S.L.)
Trav. N-340, Km.135- Edificio “Vista Laguna”- Local 9
Torreguadiaro, San Roque 11310
Spain
Attention: Director General
Telephone: (+34) 956610088
Facsimile: (+34) 956610073
E-mail: info@golfconsultingservices.com

Notice shall be deemed given and effective the day received if sent by hand delivery or U.S. mail, Three business days after being sent by overnight courier, subject to signature verification, and on the date sent, if sent by facsimile during normal business hours, and otherwise on the next business day. Any party may change its address or other information for notice by notifying the other party of such change in accordance with this Section 13.4.

12.5 Governing Law. All questions concerning the validity, operation, interpretation, and construction of this Agreement will be governed by and determined exclusively in accordance with the laws of the State of Arizona, without application of its principles of conflicts of law. By execution and delivery of this Agreement, with respect to any dispute, each of the parties knowingly, voluntarily and irrevocably: (a) waives any immunity or objection, including any objection to personal jurisdiction, foreign sovereign immunity, the laying of venue or based on the grounds of forum non conveniens, which it may have from or to the bringing of the dispute in such jurisdiction; (b); waives any right to trial by jury; (c) agrees that any such dispute will be decided by binding arbitration in Phoenix, Arizona; (d) understands that it is giving up valuable legal rights under this provision, including the right to trial by jury, and that it voluntarily and knowingly waives those rights; and (e) agrees that the other party to this Agreement may file an original counterpart or a copy of this Section 13.5 with any arbitrator as written evidence of the consents, waivers and agreements of the parties set forth in this Section 13.5.

Distribution Agreement – June 2008

12.6 Arbitration. The parties each hereby irrevocably consent to arbitration to be held in Phoenix, Arizona (or such other venue as may be agreed by all parties), in accordance with the UNCITRAL Model Law on International Commercial Arbitration, for the resolution of all disputes arising under this Agreement, or for enforcement hereof. The Parties agree to use the forum of AAA for such disputes under arbitration. Any such arbitration shall be conducted in English by three arbitrators, of whom one shall be selected by each party within 20 days after a notice of demand for arbitration is delivered by a party to the other and the third shall be selected by the first two arbitrators within 10 days after the selection of the first two arbitrators. The arbitrators shall use their best efforts to conclude such arbitration and issue a decision within 30 days after the selection of the arbitration panel. The decision of the arbitrators shall be final and binding upon the parties, and judgment in accordance with the decision will be enforced in accordance with the United Nations Convention on Recognition & Enforcement of Foreign Arbitral Awards.

12.7 No Waiver. Neither party shall by mere lapse of time, without giving notice or taking other action hereunder, be deemed to have waived any breach by the other party of any of the provisions of this Agreement. Further, the waiver by either party of a particular breach of this Agreement by the other shall not be construed as or constitute a continuing waiver of such breach or of other breaches of the same or other provisions of this Agreement.

12.8 Force Majeure. Except for obligations of Distributor respecting (a) protection of Supplier’s proprietary rights in the Products and (b) payment of invoices for Products, neither party shall be in default if any delay or failure to perform any obligation hereunder is caused solely by events beyond such party’s control, including an act of God, epidemic, landslide, lightning, earthquake, fire, explosion, storm, flood or similar occurrence, an act of public enemy, terrorists, war, blockage, insurrection, riot, general arrest or restraint of government and people, strike, lockout, industrial disturbance, power outages, unavailability of fuel, civil disturbance or disobedience, sabotage or similar occurrence. It is understood that the settlement of strikes, lockouts or industrial disturbances shall be entirely within the sole discretion of the party having the difficulty. Any party claiming the benefit of such excuse shall be entitled to do so only to the extent that such party has diligently acted to cure the cause and consequence of such event.

12.9 Complete Agreement; Amendment. The parties acknowledge that this Agreement is the complete and exclusive statement of agreement respecting the subject matter hereto and supersedes all proposals (oral or written), understandings, representations, conditions, and other communications between the parties relating hereto, including the Former Agreement. This Agreement may be amended only by a subsequent writing that specifically refers to this Agreement and is signed by parties, and no other act, document, purchase order, usage, or custom shall be deemed to amend this Agreement.

12.10 Assignment. This Agreement may not be assigned by distributor without the prior written consent of the supplier, which consent may not be unreasonably withheld.

[SIGNATURE PAGE FOLLOWS]

Distribution Agreement – June 2008

WHEREBY, the parties have caused this Agreement to be executed by their duly authorized officers.

ProLink SOLUTIONS, LLC

By:	/s/	Lawrence D. Bain
	Name:	Lawrence D. Bain
	Title:	Chief Executive Officer

GOLF CONSULTING SERVICES -
(Houservices 24, S.L.)

By:	/s/	Eugenio Reviriego
	Name:	Eugenio Reviriego
	Title:	General Manager

*WE HAVE REQUESTED CONFIDENTIAL TREATMENT OF CERTAIN PROVISIONS CONTAINED IN THIS EXHIBIT. THE COPY FILED AS AN EXHIBIT OMITS THE INFORMATION SUBJECT TO THE CONFIDENTIALITY REQUEST.*

Distribution Agreement – June 2008

EXHIBIT A

PATENTS

Patent No.	Issue Date	Short Title	Summary
5,689,431	11/18/97	Golf Course Yardage and Information System Digital Mapping
Method for creating a digital map of a golf course including tee box, fairway, green, cup and selected features, using a position determining system to collect survey data points by traversing the perimeter of each hole and features relative to a pre-selected arbitrary reference point. Provides a realistic approximation of the entire course including essential details of each hole.

D394,637	05/26/98	Golf Cart Roof	Covers design of golf cart roof incorporating a monitor.
5,878,369	03/02/99	Golf Course Yardage and Information Broadcast Transmission System
Broadcast transmission system for determining location of a multiplicity of dispersed vehicles/objects in transit, managing each of their respective dispositions, with a base station and plural remote stations associated with the objects while in transit.

5,873,797	02/23/99	Remote Golf Ball Locator
Covers a method for indicating distance from a golf ball in play, rather than from a cart. The method includes displaying a depiction of the golf ball along a line running the length of the hole from tee box to green and parallel to a side boundary of hole to approximate the lie of an actual golf ball in play and to display approximate distance from the ball rather than the cart.

6,024,655	02/15/00	Map-Matching Golf Navigation System	Apparatus and method for calibrating a cart navigation system for a golf course position and yardage measurement system, using map matching.
6,236,940	05/22/01	Roof Mounted Color Screen
Navigation System cover roof-mounted monitor including features of mounting on underside of cart roof for shading/ease of viewing in sunlight; graphical user interface for window display on monitor; screen canted back to reduce reflections; diffuse or black coating on underside of roof to reduce reflectivity; images displayed in color, with features on map of hole in distinctive colors for realistic display.

6,236,360	05/22/01	Golf Course Yardage and Information System with Zone Detection	A player position determining and course management system for a golf course having a plurality of roving units for use by players playing the course.
6,446,005	09/03/02	Magnetic Wheel Sensor for Vehicle Navigation System	A method of determining the precise location of golf carts on a golf course in real time as the carts are in use using a dead reckoning navigation system for determining speed and direction.

Distribution Agreement – June 2008

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Patent No.	Issue Date	Short Title	Summary
6,470,242	10/22/02	Expanded claims for patents D394,637 and 6,236,940	Display Monitor for Golf Cart Yardage and Information System. This patent has additional (broader) claims for the heads up display including means for improved viewing of the screen in sunlight.
6,525,690	02/25/03	Expanded claims for patent 6,236,360	Golf Course Yardage and Information System with Zone Detection. This patent has additional (broader) claims for zone detection including golf course features other than the tee box and green.
5,438,518	08/01/95	Player Positioning and Distance Finding System	Portable distance tracking system for use by a player on a playing field. — Licensed from ParView in perpetuity on an exclusive basis.
5,904,726	05/18/99	Accelerometer- based Golf Distance Apparatus	(Portable distance tracking device w/accelerometers calculates distance to flag from a position on a hole of a golf course) — Licensed from ParView in perpetuity on an exclusive basis.
5,364,093	11/15/94	Golf Distance Measuring System and Method
Differential GPS as applied to determining the approximate distance from a golf ball to a cup. — Licensed from Optimal Golf Solutions, Inc. for the life of the patent including all related and derivative patents on a non-exclusive basis. This license is filed as an exhibit to this current report.

7,031,947	(To be issued) 4/18/06	Method for Continuing Play	Method for continuing play following trial period of use for a GPS golf course management system.

We have entered into a license agreement with Optimal Golf Solutions, Inc. with respect to United States Patent #5,364,093, Golf Distance Measuring System and Method and with GPS Industries with respect to certain international patents for the use of differential GPS on golf carts. Both of these licenses allow us to utilize the patented technology for the life of the patent including all related and derivative patents on a non-exclusive basis.

We also own trademarks on “ParView” and “ProLink” and are in the process for applying for trademarks for “ProLink Solutions,” “ProStar” “ProStar CPO” and “GameStar.”

Distribution Agreement – June 2008

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EXHIBIT B

PRICING

ProLink Solutions, LLC International Pricing January 1, 2007
[INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2]
VDU	[INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2]
Screen Mounting Brackets	[INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B]
Total per cart with roof/basket	[INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B]
Base Station (per course)	[INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B]
ProLink Software & graphics (per course/72 cars)	[INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B]
Installation fee	[INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2] (plus travel expenses)

TERMS:	For all orders, 30% of the order price as a deposit before the order will go into production; balance due paid-in-full two days before shipment or secured by an irrevocable letter of credit.

Special Pricing - For initial term June 1, 2008 to December 31, 2008

Parts and supplies for repair - supplier cost plus [INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2]

Labor - expenses only (hard cost)

Installation - [INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2] per course plus travel related expenses

Special Pricing on deal-by-deal basis for new courses based on each situation.

Distribution Agreement – June 2008

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